Exhibit 99.1

FDCTech Signs a Binding Letter of Intent to Merge with Alchemy Group

The Company plans to acquire 100% of Alchemy Markets DMCC (UAE), 100% of Alchemy Prime Ltd. (UK), and the remaining 49.90% of Alchemy Markets Ltd. (Malta).

Post-merger, FDCTech shall provide global institutional liquidity and multi-asset trading solutions backed by its proprietary, regulatory-grade technology.

Irvine, CA: September 28, 2023, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced the legally binding agreement with Alchemy Group where the Company will acquire 100% of Alchemy Markets DMCC (Alchemy UAE), 100% of Alchemy Prime Ltd. (Alchemy UK), and the remaining 49.90% of Alchemy Markets Ltd. (Alchemy Malta), collectively known as Alchemy Group. The Company will issue 1,700,000 shares of its Series B Preferred stock, or such other number of shares that the parties agree upon to shareholder(s) of Alchemy Group, for the acquisition. Upon finalizing the merger, the existing management team and board of directors will continue to oversee and manage the Company’s operations. This transaction is the result of extensive negotiations commencing in September 2022.

The Company aims to establish a premier online trading and investment platform, targeting the European, Asian, and Australian markets. This multi-faceted acquisition strategy marks a pivotal milestone in the Company’s operational history. The Company is firmly convinced that this acquisition serves the best interests of its shareholders as described below:

Diversification of Services:

●	Alchemy Markets DMCC: Primarily trades for proprietary accounts on regulated exchanges as an OTC market participant and liquidity provider for small to medium-sized online brokers in certain situations.

●	Alchemy Prime (UK): Financial services to brokers, hedge funds, and other institutional clients in an efficient, low-cost environment regulated by the UK’s Financial Conduct Authority (FCA).

●	Alchemy (Malta): Retail online brokerage services regulated by the Malta Financial Services Authority (MFSA).

Positive Cash Flow:

Alchemy Group’s impressive financial performance, with over $22 million in audited revenues and a net income surpassing $12 million for fiscal 2022, should bolster the Company’s financial standing and profitability.

Solid Financial Position:

Alchemy Group’s robust balance sheet, with over $20 million in net financial assets, ensures the Company has financial stability and high creditworthiness.

Geographical Expansion:

Alchemy Group’s diverse locations, spanning Europe, the Middle East, and other Asian regions, allow the Company to expand its global footprint, catering to a wider and more diverse clientele.

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Synergy and Integration:

The combined expertise of FDCTech and the Alchemy Group can lead to operational efficiencies, cost savings, and the potential for innovative product and service offerings. The combined team members have financial services experience from 1978 and have successfully built nimble trading infrastructures on all major financial markets from Asia to North America.

Competitive Edge:

The acquisition would position the Company’s regulatory grade technology and liquidity solutions as a key player for small to medium-sized brokers often overlooked by large financial institutions, giving it a competitive edge over other industry players.

The Company is conducting the transaction with its in-house team, with Barnett and Linn serving as the legal adviser to the Company. The Company expects to close the transaction in the next thirty days.

Please visit our SEC filings or the Company’s website for more information on the full results, management’s plan, and the binding letter of intent.

Alchemy Markets DMCC

Alchemy Markets DMCC is registered in the Dubai Multi Commodities Centre, Dubai -United Arab Emirates (License no. DMCC-344359), as a Free Zone Company under the UAE Federal Commercial Company Law on September 28, 2017. Alchemy Markets DMCC primarily trades for proprietary accounts on regulated exchanges as an OTC market participant and liquidity provider for small to medium-sized online brokers in certain situations.

Alchemy Markets Ltd. (previously known as NSFX Ltd.)

Alchemy Markets (the “Company”) is a limited liability company registered under the Companies Act, Cap — 386 of the Laws of Malta, with registration number C 56519. The Malta Financial Services Authority regulates Alchemy Markets with a License Number IS/56519. Alchemy Markets is authorized to deal on its account as a Category 3 licensed entity by the MFSA, receive and transmit orders for retail and professional clients, and hold and control clients’ money and assets. Alchemy Markets offers trading platform services in English, French, German, Italian, and Arabic, allowing customers to trade currencies, commodities, equities, and other derivatives in real time.

Alchemy Prime Limited

Alchemy Prime Limited is authorized and regulated by the Financial Conduct Authority, reference number 612233, in the UK. As an award-winning broker, Alchemy Prime has spent years building a deep liquidity network and investing in its pricing technology. Alchemy Prime’s experience and vast network of counterparties position it to deliver customized services to brokers, hedge funds, and other institutional clients in an efficient, low-cost environment. Alchemy Prime offers strong liquidity pools, global reach, exceptionally competitive commission rates, and leverage terms. The trading and registered address is Unit 1, 74 Back Church Lane, London E1 1LX, a company registered in England and Wales with Companies House, reference number 08698974.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. – AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS’ dedicated management team are qualified financial planners that service metro and regional practices around Australia.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based leading developer of regulatory-grade financial technology infrastructure designed to serve the financial markets of the future. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618

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